EXHIBIT 5.1

DIANE J. HARRISON, ESQ.
Admitted to the Florida Bar
4894 Lone Mountain Road
Las Vegas, Nevada 89130
Phone: (702) 658-1847
Fax: (702) 658-7973

June 14, 2002

M.C.F.T.Y. National
4894 Lone Mountain Road
Las Vegas, Nevada 89130

Re: Registration Statement on Form SB-2 of M.C.F.T.Y. National

Ladies and Gentlemen:

You have requested my opinion as counsel for M.C.F.T.Y. National, a Nevada corporation (the "Corporation"), in connection with a Registration Statement on Form SB-2 (the "Registration Statement") to be filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act") with respect to the legality of the shares (the "Shares") of Common Stock, par value $0.0005 per share, of the Corporation which are being registered in the Registration Statement.

I have examined such corporate records and other documents and have made such examination of law as I have deemed relevant in connection with this opinion. My examination of matters has been limited to the Nevada General Corporation Law.

Based upon the foregoing, I advise you that in my opinion each outstanding share of Common Stock registered in this offering (whether for resale or in the primary offering) will, at the time of effectiveness of the registration statement, be legally issued, fully paid, and non-assessable. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name therein under the caption "Legal Matters" in the Prospectus of the Registration Statement.

Sincerely,

/s/DIANE J. HARRISON
DIANE J. HARRISON, ESQ.